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                                                                   EXHIBIT 10.26

                                 PROMISSORY NOTE

$____________________                                        Tacoma, Washington

                                                                    June 2, 1997

                  1. Promise To Pay. FOR VALUE RECEIVED, T&W FUNDING COMPANY VI, L.L.C., a Delaware limited liability company (hereinafter "Maker") promises to pay to
(the "Holder") or order at _________________, Kansas, ___________, or at such other place as may be designated by the Holder hereof from time to time, the principal sum of ___________00/100 DOLLARS ($___________), with interest from ___________, 1997, on the terms and conditions set forth herein.

                Maker and Holder acknowledge and agree that the principal amount of this Promissory Note, as finally adjusted, shall equal the deferred portion of the purchase price set forth in the Asset Purchase Agreement dated as of June 2, 1997 entered into between Maker and Holder (the "Agreement"). The principal amount of the Promissory Note set forth above is temporary only and is based on the unaudited financial statements of Commercial Capital Corporation as of April 30, 1997. As soon as practicable, post-closing adjustments shall be made to the purchase price under the Agreement in order to reflect the change in the total shareholders' equity of Commercial Capital Corporation from April 30, 1997 to the actual closing date of the Agreement. The principal amount of this Promissory Note shall then be adjusted accordingly.

                  2. Interest Rate. The rate of interest on the unpaid principal balance of this Promissory Note shall be eight percent (8%).

                  3. Payment. Maker shall make forty (40) equal quarterly payments of ____________________________/100 ($________________) commencing
July 1, 1997 and continuing on the 1st day of each calendar quarter thereafter. Maker agrees to pay interest on the declining principal balance at the rate set forth in Paragraph 2 hereof, which interest shall be deducted from each quarterly installment and the balance applied in reduction of principal. On the one-year anniversary date of the effective date of T&W Financial Corporation's initial public offering, Maker shall make an additional payment to Holder equal to fifteen percent (15%) of the original purchase price as set forth in the Agreement. The parties shall then prepare a new amortization schedule in order to reflect the additional principal



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payment.

                  4. Late Charge. If any quarterly payment is not made within fifteen (15) days of the date it is due, Holder may assess a late charge equal to FIVE HUNDRED AND 00/100 DOLLARS ($500) to defray the expenses incident to such delay. Payment of the late charge shall be a condition to curing any default. This provision for a late charge is not permission to make a late payment.

                  5. Prepayment. This Promissory Note may be prepaid either in whole or in part at any time without penalty.

                  6. Default Interest. This Promissory Note shall bear interest at the rate of twelve percent (12%) per annum thirty (30) days after any installment called for herein is not paid when due or after maturity.

                  7. Acceleration. In the event any payments required by this Promissory Note are not paid when due, the whole sum of both principal and interest shall become due and payable at once without further notice at the option of Holder. In the event of the death of Neese or Rice, a portion of the principal balance and interest shall become due and payable at once without further notice at the option of the holder as determined below:

                         a. Death of Neese. Payable to or for the benefit of the estate of Neese: One-half of the amounts payable to Commercial Capital Corporation and all of the amounts payable to Neese.

                         b. Death of Rice. Payable to or for the benefit of the estate of Rice: One-half of the amounts payable to Commercial Capital Corporation and all of the amounts payable to Rice.

                  8. Attorneys' Fees. In the event this Promissory Note is placed in the hands of an attorney for collection or if suit shall be brought to collect any of the principal or interest of this Promissory Note, Maker shall pay reasonable attorneys' fees in addition to all costs of collection and expenses of suit.

                  9. Waiver of Presentment. Presentation for payment, notice of dishonor, protest, and notice of protest are hereby waived.



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                  10.     Nonwaiver.  Failure to exercise any right or option
of Holder shall not constitute a waiver of the right to exercise such right or option if Maker is in default hereunder.

                  11. Security of Promissory Note. This Promissory Note shall be secured by an Unconditional Guaranty executed by T & W Financial Corporation, Michael A. Price and Katherine M. Price, husband and wife, Thomas
W. Price and Patricia A. Price, husband and wife, Kenneth W. McCarthy, Jr. and Carol L. McCarthy, husband and wife and Paul B. Luke. Reference is made to such Unconditional Guaranty for further rights of Holder.

                  12. Collection Expenses. Maker agrees to reimburse Holder on demand for all legal fees and other costs and expenses incurred in collecting or enforcing this Note, together with interest at the default rate specified in paragraph 6 above. Without limitation such shall include fees, costs and expenses incurred with or without suit and in any appeal, any proceedings under any present or future Federal Bankruptcy Act or state receivership, in any post judgment collection proceedings. Payment of such fees, costs, expenses and interest shall be a condition precedent to the curing of any default or the satisfaction of this Promissory Note.

                  13. Governing Law, Venue and Jurisdiction. This Note shall be construed, enforced and otherwise governed by the laws of the State of Kansas. In the event any action shall be brought by any party to this Promissory Note, such action shall be brought in the District Court of the State of Kansas for Johnson County and all parties consent to the jurisdiction of such court as to all such actions.

                  14. Notices. All notices, demands, requests, consents, approvals, and other instruments required or permitted to be given pursuant to the terms of this Promissory Note shall be in writing and shall be deemed to have been properly given if sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below:

                         (a) To Maker:      T&W Funding Company VI, L.L.C.
                                            c/o Michael A. Price
                                            P.O. Box 3028
                                            Federal Way, WA 98063

                         (b) To Holder:



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Provided, however, that such address may be changed upon five (5) days' written notice thereof similarly given to the other party. Such notice, demand, request, consent, approval, and other instrument shall have been deemed to have been served on the third (3rd) day following the date of mailing.


                              MAKER:

                              T & W FUNDING COMPANY VI, L.L.C.



                              -----------------------------------
                              By: Michael A. Price, Member



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